Exhibit 5.1

[            ], 2011

Northeast Utilities

56 Prospect Street

Hartford, Connecticut 06103-2818

RE:	Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior Counsel of Northeast Utilities Service Company, a service company affiliate of Northeast Utilities, a voluntary association and Massachusetts Business Trust organized under the laws of the Commonwealth of Massachusetts (the “Company”). I have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s common shares, par value $5.00 per share (the “Common Shares”) that may be issued by the Company in connection with the merger of NU Holding Energy 1 LLC, a Massachusetts limited liability corporation and a wholly owned subsidiary of the Company with and into NSTAR, a voluntary association and Massachusetts Business Trust organized under the laws of the Commonwealth of Massachusetts, which will survive as a wholly owned subsidiary of the Company, followed immediately by the merger of NSTAR with and into NU Holding Energy 2 LLC which will be the surviving wholly owned subsidiary of the Company and will be renamed NSTAR LLC (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger dated as of October 16, 2010 (the “Merger Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering this opinion, I have examined such corporate records and other documents and I have reviewed such matters of law as we have deemed necessary or appropriate.

I have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I have also assumed the genuineness of all signatures or instruments that we have reviewed. In addition, I have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

I am a member of the Bar of the Commonwealth of Massachusetts and I express no opinions as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the Commonwealth of Massachusetts, including all applicable Massachusetts statutory provisions of law and the reported judicial decisions interpreting these laws, and the laws of the Commonwealth of Massachusetts.

Based on and subject to the foregoing, I am of the opinion that when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Shares have been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Common Shares will be duly authorized, validly issued, and the Common Shares will be fully paid and nonassessable.

This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement and in the related joint proxy statement/prospectus contained therein under the caption “Legal Matters” as the attorney who passed upon the legality of the Common Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Kerry J. Tomasevich, Esq.,

Senior Counsel

Northeast Utilities Service Company